Exhibit 99.1

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	Jeannine Medeiros
(650) 697-1900 x369	(650) 740-8589
markey@valentis.com	jmedeiros@aragon-consulting.com

VALENTIS ANNOUNCES FIRST QUARTER FISCAL 2005 FINANCIAL RESULTS

Burlingame, CA, November 15, 2004 - Valentis, Inc. (NASDAQ:VLTS) today announced results for its first fiscal quarter ended September 30, 2004.

Revenue for the three months ended September 30, 2004 was $1.2 million and includes license revenue of approximately $1.1 million from Schering A.G. For the period, revenue decreased approximately $5.5 million compared to the corresponding period in 2003. The decrease is primarily attributable to a $6.5 million non-recurring license payment in 2003.

Total operating expenses for the three months ended September 30, 2004 were $4.3 million, an increase of approximately $1.1 million compared to the corresponding period in 2003. The increase was primarily attributable to higher manufacturing efforts in research and development combined with a non-cash general and administrative expense resulting from the issuance of warrants.

Net loss for the three months ended September 30, 2004 was $3.1 million, or $0.24 per basic and diluted share compared to a net income of $3.4 million, or $0.62 per basic and $0.61 per diluted share compared in 2003. The net income in 2003 reflected the $6.5 million non-recurring license payment.

On September 30, 2004, Valentis had approximately $17.9 million in cash, cash equivalents and short-term investments compared to approximately $20.5 million on June 30, 2004. The decrease of approximately $2.6 million primarily reflects the funding of ongoing operations.

About Valentis

Valentis is creating innovative cardiovascular therapeutics. The company begins its product development at the stage of a validated target and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs.  Valentis has a series of technologies that allow the company to generate novel therapeutics to treat a wide range of diseases.  While Valentis is focusing its efforts on the development of novel cardiovascular therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include expectations about future levels of monthly cash expenditures, revenues and future operating results. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause our actual results to differ materially from those projected in the forward-looking statement. Factors that could affect Valentis’ actual results include uncertainties related to the timing of clinical trials, the need for additional capital and uncertainties related to the results of clinical trials, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that necessary regulatory approvals will be obtained, that Valentis will be able to develop commercially viable therapeutics or that any of our programs will be partnered with pharmaceutical partners.  Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K, as amended, for the period ended June 30, 2004 and Quarterly Report on Form 10-Q for the period ended September 30, 2004, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

VALENTIS, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2004	2003

License and other revenue	$1,172	$6,709
Total revenue	1,172	6,709

Operating expenses:
Research and development	2,887	2,258
General and administrative	1,414	982
Total operating expenses	4,301	3,240
Income (loss) from operations	(3,129)	3,469

Interest income	75	16
Other income and expenses, net	(45)	(45)
Net income (loss)	$(3,099)	$3,440

Net income (loss) per share:
Basic	$(0.24)	$0.62
Diluted	$(0.24)	$0.61

Weighted-average shares used in computing net income (loss) per common share
Basic	12,898	5,554
Diluted	12,898	5,608

Balance Sheet
(in thousands)

	September 30, 2004	June 30, 2004
	(unaudited)	(*)
ASSETS
Cash, cash equivalent and short-term investments	$17,863	$20,450
Other current assets	712	856
Total current assets	18,575	21,306
Property and equipment, net	54	79
Goodwill and other assets, net	506	506
	$19,135	$21,891
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$3,642	$3,901
Deferred revenue	—	100
Stockholders’ equity	15,493	17,890
	$19,135	$21,891

* Derived from audited financial statements